UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 31, 2015

COLT DEFENSE LLC

COLT FINANCE CORP.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

32-0031950
333-171547	27-1237687
(Registration Number)	(IRS Employer Identification Number)

547 New Park Avenue, West Hartford, CT	06110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 232-4489

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 31, 2015, Colt Defense LLC (“Colt”) and Colt Finance Corp. (“Colt Finance” and together with Colt, the “Issuers”) entered into a restructuring support agreement (the “Restructuring Support Agreement”) with the lenders under their credit agreement, dated as of February 9, 2015, with Cortland Capital Market Services LLC, as agent, and certain lenders party thereto from time to time, as amended (the “senior secured term loan facility”) and term loan agreement, dated November 17, 2014, with Wilmington Savings Fund Society, FSB, as agent, and Morgan Stanley Senior Funding Inc., as lender, as amended (the “senior secured term loan”) (collectively, the “Secured Lenders”).  Upon the execution of the Restructuring Support Agreement, the aggregate outstanding principal amount of the senior secured term loan facility and the senior secured term loan were each deemed to be increased by $2.0 million to $35.0 million and $72.6 million (plus any paid-in-kind interest capitalized and added as principal in accordance with the terms of the senior secured term loan), respectively.  Such increased amount will be secured solely by assets of one or more foreign subsidiaries of Colt.

Item 8.01              Other Events.

The Secured Lenders have agreed under the Restructuring Support Agreement, subject to the terms and conditions therein, to provide the necessary funding to achieve implementation and effectiveness of the prepackaged plan of reorganization (the “Prepackaged Plan”) previously announced by the Issuers, if the Issuers decide to commence prepackaged chapter 11 cases (the “Prepackaged Chapter 11 Cases”) in connection with their previously announced offer to exchange (the “Exchange Offer”) and consent solicitation (the “Consent Solicitation”) for their outstanding Old Notes and solicitation (the “Prepackaged Plan Solicitation”) of acceptances for the Prepackaged Plan.  The Restructuring Support Agreement provides the agreed-upon terms for (i) debtor-in-possession credit facilities aggregating a total of $15 million (the “DIP Facilities”) to be provided by the Secured Lenders and (ii) new exit credit facilities (the “Exit Facilities”) to be provided by the Secured Lenders upon effectiveness of the Prepackaged Plan that would restructure all amounts outstanding under the existing secured term loan facility and senior secured term loan and the DIP Facilities.  Concurrently with entering into the Restructuring Support Agreement with the Secured Lenders, Colt has obtained an indication from the landlord to its West Hartford, Connecticut facility that the landlord will, subject to certain conditions, extend Colt’s existing lease for up to five and a half years from the lease’s existing expiration date upon the Prepackaged Plan becoming effective.  In addition, Colt has received an indication from certain of its equity holders that such equity holders will, subject to certain conditions, provide an additional equity investment in Colt upon the effectiveness of the Prepackaged Plan.

As a result of entering into the Restructuring Support Agreement with the Secured Lenders, the Issuers amended the terms of their Exchange Offer and the Consent Solicitation for the Old Notes and the Prepackaged Plan Solicitation.  Holders of Old Notes who validly tender their Old Notes and whose Old Notes are accepted by the Issuers in the Exchange Offer will now receive the Issuers’ 10.0% Junior Priority Senior Secured Notes due 2021 (the “New Notes”) in the amount set forth in the table below.  If the Prepackaged Plan becomes effective, holders of Old Notes will receive the New Notes on substantially similar terms as the Exchange Offer.

CUSIP	Outstanding Principal Amount (in millions)	Title of Old Notes to be Tendered	Title of New Notes to be Issued	Exchange Consideration(1)(2)

19686TAA5 19686TAC1	$250.0	Issuers’ 8.75% Senior Notes due 2017	Issuers’ 10.0% Junior Priority Senior Secured Notes due 2021	$450 in New Notes

(1)           Per $1,000 principal amount of Old Notes and including accrued and unpaid interest on such Old Notes. Holders of Old Notes validly tendered (and not validly withdrawn) and accepted by the Issuers in the Exchange Offer will receive accrued and unpaid interest, if any, on their exchanged Old Notes up to, but not including, the settlement date of the Exchange Offer in the form of New Notes.  Such amount of accrued and unpaid interest is included in the Exchange Consideration noted above that such holder will receive in the Exchange Offer and the Consent Solicitation.

(2)           The Issuers have committed to pay all reasonable fees and expenses incurred by advisors to the Secured Lenders that are party to the Restructuring Support Agreement referenced above and certain equity holders in connection with the consummation of the Exchange Offer on the settlement date.  The Issuers will also agree to pay all reasonable fees and expenses incurred by advisors to any holders of Old Notes that elect to sign the Restructuring Support Agreement; provided, that if the fees and expenses of advisors to the holders of Old Notes exceed $2.0 million, the amount of the Exchange Consideration will be decreased pro rata to all holders of Old Notes participating in the Exchange Offer by the amount of fees and expenses of such advisors in excess of $2.0 million.

If all of the Old Notes are validly tendered and accepted in the Exchange Offer or the Prepackaged Plan becomes effective, the Issuers would have $112.5 million principal amount of New Notes outstanding.

The New Notes will mature six years from the date of the consummation of the Exchange Offer or the effectiveness of the Prepackaged Plan.  For the first four years of the New Notes, interest on the New Notes will be paid-in-kind in the form of New Notes (“PIK Interest”); provided, however, if Colt achieves a specified secured leverage ratio, then, at Colt’s option, interest may be paid in cash or as PIK Interest.  Subsequent to the first four years of the New Notes, interest on the New Notes will accrue as cash interest regardless of Colt’s secured leverage ratio.

The “Expiration Date” and the “Withdrawal Deadline” have been extended to 11:59 pm, New York City time, on June 12, 2015 for the Exchange Offer and the “Voting Deadline” and the “Withdrawal Deadline” (only applicable if participating in the Exchange Offer) have been extended to 11:59 pm, New York City time, on June 12, 2015 for the Prepackaged Plan Solicitation.  A holder who tenders its Old Notes pursuant to the Exchange Offer must continue to vote to accept the Prepackaged Plan or else the tender of such Old Notes will be deemed not valid.

As of 5:00 p.m., New York City time, on June 1, 2015, approximately $14.7 million, or 5.9%, of the outstanding principal amount of Old Notes had been validly tendered and not validly withdrawn.

Colt will consider commencing Prepackaged Chapter 11 Cases in the event that the conditions to the Exchange Offer are not satisfied or waived by Colt or if Colt for any reason determines that it would be more advantageous or expeditious to proceed with confirmation and implementation of the Prepackaged Plan.  As discussed above, pursuant and subject to the Restructuring Support Agreement, the Secured Lenders would finance both DIP Facilities and Exit Facilities that would provide Colt with adequate liquidity necessary to achieve confirmation of the Prepackaged Plan.  Additionally, in the event Colt decides to commence the Prepackaged Chapter 11 Cases, it will continue to conduct its business and operations in the ordinary course in connection with such cases.  Moreover, trade creditors, vendors, and customers will be unaffected by the Prepackaged Plan and will continue to be paid in the ordinary course of business; union related agreements will also be unaffected and employees will be paid all wages, salaries and benefits on a timely basis.  Colt, however, has not made any affirmative decision to proceed with any bankruptcy filing at this time.  In addition, the Prepackaged Plan is subject to the requisite level of acceptance from holders of the Old Notes that Colt will need to confirm the Prepackaged Plan under the U.S. Bankruptcy Code.  As previously disclosed, Colt continues to be engaged in discussions with certain holders of its Old Notes.  There can be no assurances, however, that any Prepackaged Plan will be accepted by the holders of the Old Notes. Moreover, no assurances can be given concerning the timeframe for a restructuring of Colt.

Colt believes its restructuring plan, whether implemented through the Exchange Offer or the Prepackaged Plan, is designed to reduce the overall amount of its debt, reduce total cash interest payments, extend the maturity for the debt exchanged, and place Colt in a better position to attract new financing in the years to come, while minimizing business disruptions. If Colt does not consummate the Exchange Offer or the Prepackaged Plan for any reason, Colt will be required to consider alternatives that could result in holders of the Old Notes receiving consideration that is substantially less than the consideration available through the Exchange Offer or the Prepackaged Plan.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy securities of either Issuer (the “Securities”), nor shall there be any offer, solicitation or sale of the Securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward Looking Statements

This Current Report on Form 8-K contains “forward-looking statements,” including the Issuers’ expectations as to potential future terms of the Exchange Offer and Consent Solicitation and the Prepackaged Plan Solicitation.  These statements about the Issuers’ expectations, beliefs, plans, objectives, assumptions and future events are not statements of historical fact and reflect only the Issuers’ current expectations regarding these matters.  The Issuers’ actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including the risk that the proposed reorganization and the restructuring of their debt will not be accomplished as a result of future developments, including Colt’s future financial performance, decisions of the bankruptcy court and actions and decisions of Colt’s various creditor  groups, and the impact of any bankruptcy filing and the bankruptcy process on Colt’s operations and financial condition, including its liquidity. Forward-looking statements in this Current Report on Form 8-K speak only as of the date on which they are made and the Issuers undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLT DEFENSE LLC
COLT FINANCE CORP.

By:	/s/ Scott Flaherty
Name:	Scott Flaherty
Title:	Senior Vice President and Chief Financial Officer

Dated:  June 4, 2015